Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Maryellen Thielen
Calamos Asset Management, Inc.
630.955.4830
Calamos Asset Management, Inc. Announces COO and CFO Patrick H. Dudasik to Retire in 2008
     NAPERVILLE, Ill., Aug. 13, 2007 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today announced that Patrick H. Dudasik, chief operating officer and chief financial officer, intends to retire after a distinguished career with Calamos. Dudasik has been the company’s chief financial officer since 2001.
     John Calamos, Sr., chief executive officer and co-chief investment officer of Calamos, said, “It is with mixed emotions that we announce Pat’s decision to retire. Over the past six years, Pat has made tremendous contributions to the operational and financial side of the business, especially as we transitioned to a public company in 2004. Pat has shown great dedication to improving the company’s financial performance and in helping position the company for continued success. On behalf of our company and our shareholders, I thank Pat for his commitment to our business, and wish him well in the future.”
     Dudasik has agreed to remain with the company beyond the 2007 year-end to ensure a smooth and orderly transition. Calamos said that a search for his successor will be initiated.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
# # #